Exhibit 10.1

AMERICAN FINANCIAL GROUP, INC.

NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN

P R E A M B L E

The purpose of the Non-Employee Directors' Compensation Plan ("Plan") of American Financial Group, Inc. (the "Company") is to provide compensation to the Company's non-employee directors to be paid through cash and through the issuance of shares of the Company's common stock ("Common Stock").

Directors who are not employees of the Company or of a Company subsidiary are paid an annual retainer ("Board Retainer"), an additional annual Board Committee retainer, including additional amounts paid for service as Chairman of a Board committee ("Committee Retainer") and an attendance fee for each Board or Committee meeting attended ("Meeting Fees"), in amounts which shall be established, from time to time, by the Board of Directors. The amounts established by the Board of Directors for the retainers and fees shall be set forth on the attached Schedule 1.

  PAYMENT OF COMPENSATION TO NON-EMPLOYEE DIRECTORS.

    Retainers and Meeting Fees in Cash. The Board Retainer and Committee Retainer (if applicable) shall be paid by the Company in cash, quarterly in arrears, as soon as practicable following the end of each calendar quarter. The Meeting Fees accrued during each calendar quarter, if any, shall be paid by the Company at the end of such quarter in cash, together with the applicable quarterly retainers. The amount of the Board Retainer and Committee Retainer may be changed by the Board of Directors from time to time without shareholder approval.

    Restricted Stock Grant. On or about June 1 of each year during which a non-employee director is a member of the Company's Board of Directors, such non-employee director shall receive a restricted stock grant payable in shares of Common Stock. The number of shares of Common Stock to be issued to each non-employee director pursuant to this Section shall be determined by dividing $85,000 (the "Stock Grant Value") by the average of the per share Fair Market Value of the Common Stock (as defined in Section 2 below) for the one hundred trading days ending on the last business day prior to June 1 of the applicable year; the resulting number shall then be rounded up to the nearest share. The Board of Directors may change the Stock Grant Value to be granted to non-employee directors pursuant to this Section from time to time, or may determine that a fixed number of shares be granted in lieu of using the "Stock Grant Value" method described above, in each case without shareholder approval.

  FAIR MARKET VALUE OF COMPANY COMMON STOCK.

  The "Fair Market Value" of a share of Common Stock shall be the average of the high and low sales prices of the shares on the New York Stock Exchange Composite Tape (or the principal market in which the Common Stock is traded, if the shares are not listed on that Exchange on such date).

  RESTRICTIVE LEGEND; HOLDING PERIOD FOR SHARES OF COMMON STOCK; OTHER RESTRICTIONS CONSISTENT WITH STOCK OWNERSHIP GUIDELINES.

    Restrictive Legend and Holding Period. In order to address certain provisions of the Federal securities laws, including Section 16(b) of the Securities Exchange Act of 1934, all certificates representing shares of Common Stock issued pursuant to the Plan shall bear the following restrictive legend which will prevent the recipient from disposing of such shares for six months from the date of issuance:

    THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED UNTIL THE EXPIRATION OF THE SIX MONTH PERIOD BEGINNING ON THE DATE OF THE ORIGINAL ISSUANCE BY AMERICAN FINANCIAL GROUP, INC. (THE "COMPANY") AS PROVIDED BY SECTION 3 OF THE COMPANY'S NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN, A COMPLETE AND CORRECT COPY OF THE FORM OF WHICH WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST.

    When the legend requirement imposed by this Section shall terminate, the Company (at its expense) shall issue a replacement certificate representing such shares without the legend.

    Stock Ownership Guidelines. It shall be the objective of each non-employee director to beneficially own, not later than three years after receiving his or her first annual restricted stock award contemplated by Section 1(b) of this Plan (the "Share Ownership Target Date"), a minimum number of shares of Common Stock, the market value of which shall be equal to six times the then-current annual Board Retainer (the "Share Ownership Target"). After a non-employee director's Share Ownership Target Date, such non-employee director shall thereafter endeavor to meet or exceed the Share Ownership Target.

    Additional Transfer Restrictions. No non-employee director may dispose of any shares received as an annual restricted stock award contemplated by Section 1(b) of this Plan until such time as all shares of Common Stock beneficially owned by such non-employee director reaches the Share Ownership Target. Thereafter, no non-employee director shall dispose of any shares received as an annual restricted stock award contemplated by Section 1(b) of this Plan such that such non-employee director's direct or indirect ownership of shares of Common Stock would be less that the Share Ownership Target.

  NO RIGHT TO CONTINUANCE AS A DIRECTOR.

  Neither the action of the Company in establishing the Plan nor the issuance of Common Stock hereunder shall be deemed to create any obligation on the part of the Board of Directors to nominate any non-employee director for reelection by the Company's shareholders or to be evidence of any agreement or understanding, express or implied, that the non-employee director has a right to continue as a director for any period of time or at any particular rate of compensation.

  SHARES SUBJECT TO THE PLAN.

  One hundred fifty thousand (150,000) shares of Common Stock are authorized for issuance under the Plan in accordance with the provisions hereof. The Company shall at all times during the term of the Plan retain as authorized and unissued Common Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

  EFFECTIVE DATE AND EXPIRATION OF PLAN.

  Pursuant to New York Stock Exchange Rule 303A(8), the Plan is subject to approval by a majority of the votes cast at the next annual meeting of shareholders of the Company by the holders of shares of Common Stock entitled to vote thereon, and, if so approved, shall be effective beginning on the first day of the calendar quarter immediately following such vote (the "Effective Date"). Unless earlier terminated by the Board of Directors pursuant to Section 8, the Plan shall terminate on the tenth anniversary of the Effective Date. No shares of Common Stock shall be issued pursuant to the Plan after its termination date.

  PAYMENT IN EVENT OF DEATH.

  If a non-employee director dies, any portion of his or her compensation pursuant to the Plan then unpaid shall be paid to the beneficiaries of the director named in the most recent beneficiary designation filed with the Secretary of the Company. In the absence of such a designation, such compensation shall be paid to, or as directed by, the director's personal representative, in one or more installments as the non-employee director may have elected in writing.

  AMENDMENT, SUSPENSION AND TERMINATION OF PLAN.

The amount, pricing, and timing of Company Common Stock issuances pursuant to the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

The Board of Directors may suspend or terminate the Plan or any portion of it at any time, and may amend it, subject only to the preceding paragraph, from time to time in such respects as the Board may deem advisable in order that any awards hereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without the further approval with the affirmative vote of shareholders entitled to cast at least a majority of the total number of votes represented at a meeting of shareholders of the Company, increase the number of shares of Common Stock which may be issued under the Plan, materially modify the requirements as to eligibility for participating in the Plan, or extend the termination date of the Plan.

[Effective as of October 1, 2007]

schedule 1

(EFFECTIVE AS OF OCTOBER 1, 2007)

Annual Board Retainer	$40,000
Annual Committee Retainer for non-Chair Member	$6,000
Annual Audit Committee Chair Retainer[1]	$20,000
Annual Retainer for Chair of Committees (including Special Committee) other than Audit Committee[1]	$12,000
Attendance Fee per Board Meeting	$1,750
Attendance Fee per Committee (including Special Committee) Meeting	$1,250

NOW, THEREFORE, BE IT RESOLVED that the Company's Non-Employee Director's Compensation Plan be amended to provide that Section 2 be amended to provided that the "Fair Market Value" of a share of common stock shall be the average of the daily average of the high and low sales prices of the shares for the 100 trading days before June 1 of each year that the Plan is in effect.